SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 3, 2011

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 Hayden Avenue, Lexington, Massachusetts  02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:   (781) 860-8660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2011, Kenneth Bate was appointed non-executive Chair of the Board of Directors (the “Board”) of Cubist Pharmaceuticals, Inc. (“Cubist”) and will no longer hold the position of Lead Director, a position he has held since June 2006.  Mr. Bate has served as a Director of Cubist since June 2003 and is a member of the Audit Committee of Cubist’s Board.

Mr. Bate will receive the compensation due to the non-executive Chair of the Board as set forth in Cubist’s Definitive Proxy Statement on Form DEF-14A that Cubist filed with the Securities and Exchange Commission on April 30, 2010.  This includes an annual retainer of $34,000, an increase of $6,000 over his current retainer, and a stock option award on the date of Cubist’s 2011 Annual Meeting of Stockholders with a fair value of $250,000 on the grant date, calculated using the Black-Scholes option pricing model in accordance with ASC Topic 718, an increase of $50,000 over the fair value of the stock option he would have received as Lead Director.  Mr. Bate’s annual retainer for the period from Cubist’s 2010 Annual Meeting of Stockholders in June 2010 to Cubist’s 2011 Annual Meeting of Stockholders will be prorated for the time during this period that Mr. Bate was Lead Director and Chair.  Mr. Bate will not receive a stock option award in connection with his appointment as Chair because he was already a member of the Board upon his appointment.  Mr. Bate will also receive fees for attending Board and Board committee meetings, annual stock option awards in subsequent years, and the other non-employee director compensation as set forth in Cubist’s Definitive Proxy Statement.

On March 7, 2011, Cubist issued a press release announcing Mr. Bate’s appointment as non-executive Chair of the Board.  A copy of the press release has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1	Press Release dated March 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACEUTICALS, INC.

	By:	/s/ David W. J. McGirr
David W. J. McGirr
Senior Vice President and
Chief Financial Officer

Dated: March 9, 2011